Exhibit 10.11

Tobira Therapeutics, Inc.

701 Gateway Blvd, Suite 200

South San Francisco, CA 94080

February 13, 2014

Andrew A. Hindman

Dear Andrew:

This letter (the “Agreement”) confirms the agreement between you and Tobira Therapeutics, Inc. (the “Company”) regarding your resignation from employment with the Company.

1. Termination Date. Your employment with the Company terminated on January 31, 2014 (the “Termination Date”). By signing this Agreement you agree that you are resigning as an employee and as a member of the Board of Directors of the Company as of the Termination Date. All employment records will indicate that this is a voluntary resignation.

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company paid you $45,461.54, less all applicable withholdings. This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO (if applicable). You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. Pursuant to the terms of the Offer Letter between you and the Company dated March 5, 2011 (the “Offer Letter”) and conditioned upon your release of claims against the Company set forth in Section 6 below, the Company will continue paying you your current base salary, less all applicable withholdings, for six (6) months on a semi-monthly basis, starting after the Effective Date (the “Salary Continuation Payments”). The aggregate amount of the Salary Continuation Payments is equal to $180,000 (less all applicable withholding taxes). Assuming you sign and do not revoke this Agreement, the Salary

Andrew A. Hindman

February 13, 2014

Continuation Payments will commence on or about February 28, 2014 and, once they commence, will include any unpaid amounts accrued from the Termination Date. If you breach any provision of this Agreement, you understand that no additional severance payments will be made; however, in such event, this Agreement shall remain in full force and effect.

5. COBRA Premiums. You will receive information about your right to continue your group health, dental and vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to the terms of the Offer Letter, if you sign and do no revoke this Agreement and elect to continue group health, dental and vision insurance coverage, the Company, upon proof of payment by you for COBRA coverage, will reimburse the employer portions of the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of (a) the end of the period of six (6) months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance in connection with new employment or self-employment. If necessary to avoid adverse tax consequences to you or the Company, the Company reserves the right to treat the payment described in this Section 5 as taxable compensation income.

6. Stock Options.

a. On April 7, 2011, the Company granted you an option to purchase 6,061,990 shares of its Common Stock (the “First Option”). As of the Termination Date, you will be vested in 4,167,618 of the shares that are subject to the First Option (33 months of vesting). Subject to your acceptance of the terms of this Agreement, the First Option will be exercisable with respect to the vested shares at any time until the date nine (9) months after the Termination Date or through October 31, 2014 (the “Vested Options Expiration Date”). The First Option will expire with respect to the vested shares on the Vested Options Expiration Date, and it will expire with respect to the unvested shares on the Termination Date. The Notice of Stock Option Grant and Stock Option Agreement dated April 7, 2011 (attached hereto as Exhibit B) between you and the Company (the “Stock Option Agreement”) will remain in full force and effect, and you agree to remain bound by that Agreement. This Agreement will supersede and replace the Stock Option Agreement with respect to the Vested Options Expiration Date only.

b. On February 7, 2013, the Company granted you an option to purchase 1,558,849 shares of its Common Stock (the “Second Option”). As of the Termination Date, you will be vested in zero (0) of the shares that are subject to the Second Option. The Second Option will expire with respect to the unvested shares on the Termination Date. The Notice of Stock Option Grant and Stock Option Agreement dated February 7, 2013 between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement. You acknowledge and agree that you have no rights to the Company’s capital stock other than those enumerated in this Section 6.

Andrew A. Hindman

February 13, 2014

7. Release of All Claims. In consideration for receiving the severance benefits described above, and as required by the Offer Letter, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or Trinet HR Corporation or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or Trinet HR Corporation or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. This release does not include a release of the payments and obligations created by this Agreement, a release of any vested employment benefits, a release of any claims that cannot be released by private agreement or a release of your right to indemnification pursuant to Labor Code section 2802 and any other applicable state or federal law, and/or the Company’s Certificate of Incorporation, Bylaws, customary Indemnification Agreement and insurance policies, as set forth in paragraph 9 of the Offer Letter, or that of any successor or assign.

In consideration for the release of claims set forth above, to the fullest extent permitted by law, the Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of fraud, breach of contract or breach of the covenant of good faith and fair dealing; provided , however , that this release covers only those claims that arose prior to the execution of this Agreement and it does not include, for example, any claims or causes of action related to any breach by you of this Agreement.

8. Waiver. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

Andrew A. Hindman

February 13, 2014

10. Other Agreements. At all times in the future, you will remain bound by the Patent, Copyright and Non-Disclosure Agreement with the Company that you signed when you accepted your initial offer with the Company, a copy of which is attached as Exhibit A.

11. Indemnification. The Company shall, to the maximum extent permitted by law, in accordance with California Labor Code section 2802, any other applicable state or federal law, and/or the Company’s Bylaws, Certificate of Incorporation, customary Indemnification Agreement, governing documents, and/or insurance policies and/or those of any successor or assign of the Company, indemnify, defend and hold you harmless for any acts or omissions or decisions made in good faith related to the performance of services for the Company.

12. Entire Agreement. This Agreement, together with Exhibits A and B , constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and representations regarding its subject matter, written or oral. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

13. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

14. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorneys or tax or financial advisers if such individuals agree that they will not disclose to others the existence or terms of this Agreement and except as may be required by law. The Company agrees that it will not disclose the terms of this Agreement, except that (i) the Company may disclose this Agreement in confidence to its attorneys, accountants, auditors, tax preparers, and financial advisors; (ii) the Company may disclose the terms of this letter agreement (or a summary thereof) as necessary or advisable to fulfill standard or legally required fiduciary duties or corporate reporting or disclosure requirements or to investors or potential investors; and (iii) the Company may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

15. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

Andrew A. Hindman

February 13, 2014

17. Successors and Assigns. The rights and obligations under this Agreement shall inure to the benefit of, be enforceable by and shall be binding upon you and the Company and your respective heirs, administrators, legal representatives, personal representatives, executors, beneficiaries, owners, officers, directors, affiliates and related companies, successors and assigns (including, without limitation, any successor in interest of the Company and /or reconstituted form of the Company resulting from the Company’s participation in any merger, acquisition, affiliation, joint venture, sale of assets, reorganization or other business transaction).

18. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or pdf copy will have the same force and effect as execution of an original, and a facsimile or pdf signature will be deemed an original and valid signature.

19. Authorization. The Company represents that the individual signing this Agreement is authorized to do so and has the authority to bind the Company on behalf of which he signs to all the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

Andrew A. Hindman

February 13, 2014

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer
Laurent Fischer
Chairman of the Board

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Andrew A. Hindman
Signature of Andrew A. Hindman

Dated: 2/13/14

EXHIBIT A

PATENT, COPYRIGHT AND NON-DISCLOSURE AGREEMENT

EXHIBIT B

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT